Valley Forge Life Insurance Company
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                                 A Stock Company

Executive Office:                                    Home Office:
CNA Plaza                                            401 Penn St.
Chicago, Illinois  60685                             Reading, Pennsylvania 19601
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                            AUTOMATIC TRANSFER RIDER

This rider forms a part of the policy to which it is attached.

While this policy is in force, you may choose to have us automatically transfer cash value (on a monthly, quarterly, semi-annual or annual basis) among subaccounts and Fixed Account I to achieve a particular percentage allocation. No such transfer may be later than the 28th of the month.



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Your choice is made by giving us written notice. The allocation percentages must be in whole numbers and are subject to the minimums on the policy schedule.

You may stop automatic transfer at any time by written notice. We must receive your written notice at least seven days before the first business day in a new period. Once automatic transfer has been elected, any subsequent transfer instructions that differ from the then current instructions are treated as a request to change the automatic transfer allocation. All changes must be by written notice.


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Automatic transfers do not count as one of the free transfers each policy year.

Signed for the Company at its Executive Offices in Chicago, Illinois on the policy date.


     /s/BERNARD L. HENGESBAUGH                            /s/DAVID L. STONE
     Chief Executive Officer                              Group Vice President


VULR-110 (8/99)